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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the capiton "Experts" in the Registration Statement (Form S-4) and related Prospectus of Jarden Corporation and Subsidiaries (formerly Alltrista Corporation and Subsidiaries) for the registration of 9 3/4% Senior Subordinated Notes due 2012 and to the incorporation by reference therein of our report dated January 23, 2002 (except for Note 19, as to which the date is March 22, 2002), with respect to the consolidated financial statements and schedule of Alltrista Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP
                                                  ---------------------

New York, New York
June 5, 2002